Exhibit 10.09

Execution Copy

Avenue CAPITAL MANAGEMENT II, L.P. 535 Madison Avenue 14th Floor New York, New York 10022	SOLA LTD 430 Park Avenue New York, New York 10022

September 17, 2008

NextWave Wireless LLC

NextWave Wireless Inc.

12670 High Bluff Drive

San Diego, CA 92130

Attention: Finance Committee

of the Board of Directors

Senior-Subordinated Secured Second Lien Notes Commitment Letter

Ladies and Gentlemen:

You have advised Avenue Capital Management II, L.P. (“Avenue Capital”), acting on behalf of its managed investment funds set forth on the signature page hereto (collectively, the “Avenue Capital Funds,” and together with Avenue Capital, “Avenue Capital Group”) and Sola Ltd (“Sola”) or one or more of its affiliates or co-investors (collectively, the “Sola Funds” and together with Sola, “Sola Group”) that NextWave Wireless Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), and NextWave Wireless LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”, and together with the Parent, “you”), are seeking financing for the Company in the form of a senior-subordinated secured second lien issuance of notes providing cash proceeds of up to $100 million (the “Second Lien Notes” or the “Financing” ), as described in the Confidential Term Sheet attached hereto as Annex I (the “Term Sheet”). All references to “dollars” or “$” in this agreement and the attachments and annexes hereto (collectively, this “Commitment Letter”) are references to United States dollars.

Immediately following the consummation of the Financing, none of the Parent, the Company or any of their respective subsidiaries will have any indebtedness or preferred stock other than (i) the Financing, (ii) $350 million of senior secured notes (the “First Lien Notes”), (iii) indebtedness permitted under the First Lien Notes as of the date hereof, (iv) the aggregate principal amount of Exchange Notes as contemplated by and defined in the Term Sheet, and (v) the shares of the Senior Preferred Stock (as defined in the Term Sheet), the holders of which elected to retain their shares of Senior Preferred Stock as contemplated by the Term Sheet.

Commitments.

You have requested that the Avenue Capital Funds and the Sola Funds commit to purchase the Second Lien Notes. The Avenue Capital Funds and the Sola Funds are pleased to advise you of the Avenue Capital Funds’ commitment to purchase 75% of the Second Lien Notes of the Company and of the Sola Funds’ commitment to purchase 25% of the Second Lien Notes of the Company upon the terms and subject to the conditions set forth or referred to in this Commitment Letter; provided that if all or any portion of the Sola Funds’ commitment is terminated for any reason other than by you, the Sola Funds’ right to acquire the Second Lien Notes (and to be paid any fees and other compensation contemplated hereunder) shall immediately terminate and the Avenue Capital Funds’ commitment to purchase the Second Lien Notes shall be increased by the amount of the Sola Funds’ commitment (and, for the avoidance of doubt, the parties hereto agree that the Avenue Capital Funds shall be entitled to all such fees and other compensation no longer payable to the Sola Funds). You hereby agree that in the event of commitment termination pursuant to the immediately preceding proviso, Avenue Capital shall have the right to extend each of the Closing Date and the Final Deadline (each as defined below) by one day in its sole discretion. The Avenue Capital Funds’ commitment and the Sola Funds’ commitment are subject to the negotiation, execution and delivery of definitive documentation (i) with respect to the Second Lien Notes and the Exchange Notes (including, without limitation, note purchase agreements, guarantees, security documentation, collateral agency agreements and an intercreditor agreement) and (ii) with respect to the warrants described in the Term Sheet (including, without limitation, a warrant agreement and a registration rights agreement) (collectively, the “Notes Documentation”) reasonably satisfactory to Avenue Capital and Sola reflecting, among other things, the terms and conditions set forth in the Term Sheet and in Annex II hereto (the “Conditions Annex”). You agree that the closing date of the Second Lien Notes (the “Closing Date”) shall be a date mutually agreed upon between you, Avenue Capital and Sola, but in any event shall not occur until the terms and conditions hereof (including the conditions to initial funding) have been satisfied.

Independent Parties.

Each of Avenue Capital and Sola hereby represents that they are separate and distinct parties with respect to the Financing and have acted as such when working with the Company to structure the Financing. Each of Avenue Capital and Sola hereby confirms that it is making its investment decision independently and has no agreement with the other party to acquire, hold, vote or dispose of any securities of the Company.

Information.

You hereby represent and covenant that (a) all information (other than the financial projections (the “Projections”)) that has been or will be made available to Avenue Capital Group and Sola Group by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) the Projections that have been or will be made available to Avenue Capital Group and Sola Group by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently

2

uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree to supplement the Information and the Projections from time to time and agree to promptly advise Avenue Capital Group and Sola Group of all developments materially affecting you and any of your respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to Avenue Capital Group and Sola Group. The representations and covenants contained in this paragraph shall remain effective until the initial funding under the Notes Documentation and thereafter the disclosure representations contained herein shall be superseded by those contained in the Notes Documentation.

Fees and Compensation.

As consideration for the Avenue Capital Funds’ commitment and the Sola Funds’ commitment with respect to the Second Lien Notes, you agree to pay, or cause to be paid, to Avenue Capital and Sola the fees set forth in the Term Sheet under the heading “Commitment Fee; Structuring Fee” and, if applicable, to pay, or cause to be paid, to Avenue Capital and Sola the fee set forth in the Term Sheet under the heading “Break-Up Fee”. Once paid, all such fees shall be fully earned and shall not be refundable under any circumstances.

Conditions.

The Avenue Capital Funds’ commitment and the Sola Funds’ commitment hereunder with respect to the Second Lien Notes may be terminated by Avenue Capital or Sola, as applicable, if (i) any information submitted to Avenue Capital Group or Sola Group by or on behalf of you or any of your respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect reasonably determined by Avenue Capital Group or Sola Group to be material; (ii) there shall be any pending or threatened litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby; (iii) Avenue Capital Group or Sola Group has not completed to its satisfaction business due diligence of the Parent and Company and their respective subsidiaries (in particular, Avenue Capital’s satisfactory review of the Closing Date Budget (as defined in the Term Sheet)); (iv) any change shall occur since the date hereof, or any additional information shall be disclosed to or discovered by Avenue Capital Group or Sola Group (including, without limitation, information contained in any review or report required to be provided to Avenue Capital Group and Sola Group in connection herewith), which Avenue Capital Group or Sola Group reasonably determines has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of the Parent and Company and their respective subsidiaries, taken as a whole; (v) in the reasonable judgment of Avenue Capital Group or Sola Group, a material adverse change or material disruption has occurred after the date of this Commitment Letter in the financial, banking or capital markets generally (including, without limitation, the markets for loans to or debt securities issued by companies similar to you); or (vi) any condition set forth in either the Term Sheet or the Conditions Annex is not satisfied or any covenant or agreement in this Commitment Letter is not complied with.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless Avenue Capital, the Avenue Capital Funds, Sola, the Sola Funds and each of their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the

3

foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Second Lien Notes or any of the transactions contemplated hereby or thereby, and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person.

You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of Avenue Capital, the Avenue Capital Funds, Sola or the Sola Funds shall be responsible or liable to you or any of your respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Second Lien Notes or the transactions contemplated hereby or thereby. In addition, you hereby agree to reimburse Avenue Capital Group and Sola Group, respectively, upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, legal fees of separate counsel to each of Avenue Capital Group and Sola Group, costs and expenses and all costs relating to due diligence and the preparation and negotiation of all documents relating to the transactions contemplated by this Commitment Letter) incurred in connection with the syndication, closing and consummation of the Second Lien Notes and the transactions contemplated thereby, and the preparation, review, negotiation, execution and delivery of this Commitment Letter and the Notes Documentation (and the terms of the amendment to the Certificate of Designations for the Senior Preferred Stock and the related exchange into the Exchange Notes as contemplated by the Term Sheet) and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not any of the transactions contemplated by this Commitment Letter close or any documentation is executed and delivered or any extensions of credit are made under any portion of the Second Lien Notes. The foregoing provisions of this paragraph shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter nor any of its contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or stock

4

exchange regulation and (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

Conflicts of Interest.

You acknowledge that (and waive any conflict of interest arising in connection with):

(a)

each of (i) Avenue Capital and/or its affiliates, including the Avenue Capital Funds (the “Avenue Affiliate Group”) and (ii) Sola and/or its affiliates, including the Sola Funds (the “Sola Affiliate Group”), in their capacity as principal or agent, are involved in a wide range of investment activities globally (including investment advisory; asset management; and trading) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of Avenue Affiliate Group members or Sola Affiliate Group members hereunder and other duties or interests of Avenue Affiliate Group members or Sola Affiliate Group members;

(b)

Avenue Affiliate Group members and Sola Affiliate Group members may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you (including, without limitation, holding any First Lien Notes, Senior Preferred Stock and/or Exchange Notes), (iii) serve as a member of your governing body or of the governing body of any member of the same group as you or any of committees of such respective governing bodies or (iv) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for their own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Avenue Affiliate Group or the Sola Affiliate Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you; provided that such information shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of Avenue Affiliate Group members or Sola Affiliate Group members for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c)

information which is held elsewhere within the Avenue Affiliate Group or the Sola Affiliate Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining an Avenue Group member’s or a Sola Affiliate Group member’s responsibilities to you hereunder; and

5

(d)

neither Avenue Affiliate Group members nor Sola Affiliate Group members shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

Exclusivity.

For a period of twenty (20) days after the execution of this Commitment Letter, in consideration of Avenue Capital Group’s and Sola Group’s willingness to negotiate the Notes Documentation (and the terms of the consent pursuant to the terms of the Certificate of Designations for the Senior Preferred Stock and the related exchange into the Exchange Notes as contemplated by the Term Sheet) and the time and expense they will incur in doing so (it being understood that for purposes of this exclusivity provision the term “Company” shall include the Parent, the Company, their respective subsidiaries and all other NextWave Wireless-affiliated entities), the Company agrees that it shall not and shall cause its representatives, agents, officers, directors and employees not to, solicit, encourage others to solicit, encourage, accept or consider any offers for the loaning of any money or the purchase or acquisition of any securities of the Company, and it shall not provide information to or negotiate with or enter into any agreement or understanding with any other person or entity with respect to any such transaction without Avenue Capital’s and Sola’ prior written consent. In addition, the Company shall immediately terminate any prior discussions with any other parties with respect to any such transaction.

Governing Law, Etc.

This Commitment Letter, the Avenue Capital Funds’ commitment and the Sola Funds’ commitment shall not be assignable by you without the prior written consent of Avenue Capital or Sola, as applicable, and any purported assignment without such consent shall be void. Avenue Capital Group and Sola Group reserve the right to employ the services of their respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to their respective affiliates certain fees payable to Avenue Capital or Sola, as applicable, in such manner as Avenue Capital Group, Sola Group and their respective affiliates may agree in their sole discretion. You also agree that the Avenue Capital Funds and the Sola Funds may at any time and from time to time assign all or any portion of their commitments hereunder to one or more of their respective affiliates. You further acknowledge that Avenue Capital Group and Sola Group may share with any of their respective affiliates, and such affiliates may share with Avenue Capital Group and Sola Group, any information related to you or any of your respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. Avenue Capital Group and Sola Group agree to treat, and cause any such respective affiliate to treat, all non-public information provided to Avenue Capital Group or Sola Group by you as confidential information in accordance with their customary practices.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Avenue Capital, Sola and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of

6

reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Please indicate your acceptance of the terms hereof by returning to Avenue Capital and Sola executed counterparts of this Commitment Letter not later than 5:00 p.m., New York City time, on Wednesday, September 17, 2008 (the “Deadline”). This Commitment Letter, the Avenue Capital Funds’ commitment and the Sola Funds’ commitment hereunder are also conditioned upon your acceptance hereof, and Avenue Capital’s and Sola’ receipt of an executed counterpart hereof on or prior to the Deadline. Upon your execution and delivery of this Commitment Letter, you shall be bound to the terms and agreements contained in this Commitment Letter. Upon the earliest to occur of (A) the execution and delivery of the Notes Documentation by all of the parties thereto and (B) October 8, 2008 (the “Final Deadline”), if the Notes Documentation shall not have been executed and delivered by all such parties prior to that date, this Commitment Letter, the Avenue Capital Funds’ commitment and the Sola Funds’ commitment hereunder shall automatically terminate unless Avenue Capital and Sola, in their sole discretion, agree to an extension. The fees and compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the Avenue Capital Funds’ commitment or the Sola Funds’ commitment hereunder.

[Signature Page Follows]

7

Avenue Capital Group and Sola Group are pleased to have been given the opportunity to assist you in connection with the Financing.

Very truly yours,

Avenue CAPITAL MANAGEMENT II, L.P. (on behalf of Avenue Investments, L.P., Avenue International, Ltd., Avenue Special Situations Fund IV, L.P. and Avenue Special Situations Fund V, L.P., and/or any of its affiliate entities)

sola ltd
By: /s/ Sonia Gardner Name: Sonia Gardner Title: President and Managing Partner	By: /s/ Christopher Pucillo Name: Christopher Pucillo Title: Director

Accepted and agreed to as of

the date first written above:

NEXTWAVE WIRELESS LLC

By:	/s/ George Alex
Name: George Alex
Title:	Executive Vice President/CFO

NEXTWAVE WIRELESS INC.

By:	/s/ George Alex
Name: George Alex
Title:	Executive Vice President/CFO

Signature Page to Commitment Letter

ANNEX I

NextWave Wireless LLC

Senior-Subordinated Secured Second Lien Note Issuance and

Subordinated Secured Convertible Notes Exchange

CONFIDENTIAL TERM SHEET

This confidential term sheet (the “Term Sheet”) sets forth the terms of the proposed Senior-Subordinated Secured Second Lien Note issuance and Subordinated Secured Convertible Notes exchange by NextWave Wireless LLC (the “Company”), a wholly-owned subsidiary of NextWave Wireless Inc. (the “Parent”), to Avenue Capital Management II, L.P. (“Avenue Capital”) or one or more of its affiliates or co-investors (together with Avenue Capital, “Avenue Capital Group”) and to SOLA LTD (“Sola”) or one or more of its affiliates or co-investors (together with Sola, “Sola Group”). All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Term Sheet is attached.

Issuer:	The Company.
Issue:

Senior-Subordinated Secured Second Lien Notes (the “Notes”). Simultaneously with the issuance of the Notes, the Company shall issue Subordinated Secured Convertible Notes (the “Exchange Notes”) to the Electing Preferred Stock Holders (as defined below) in exchange for their shares of the Senior Preferred Stock as more fully described herein.

Issue Amount:	Contingent on the following having been satisfied no later than two (2) Business Days prior to closing of the Notes (i) at least 75% of the shares of Series A Senior Preferred Stock of the Parent (the “Senior Preferred Stock”) shall have provided consent (each, an “Electing Preferred Stock Holder”) pursuant to the Senior Preferred Stock Certificate of Designations, to Asset Sales in excess of the $500 million threshold set forth in the Senior Preferred Stock Certificate of Designations and waiving any related Deemed Liquidation (as defined in the Certificate of Designations) that may arise due to such Asset Sales (ii) an amendment to the First Priority Lien Documents providing that all Net Proceeds from Asset Sales be used to immediately repay the First Priority Lien Notes (as defined below) rather than be used to fund and be retained in the Cash Reserve Account, and the modification of the Working Capital allowance to conform to the permitted terms hereunder and (iii) the Company providing to Avenue Capital and Sola, a final budget in form and substance reasonably acceptable to Avenue Capital (the “Closing Date Budget”) that provides for identifiable cost cuts/savings, the Initial Principal Amount of the Notes shall be $105,263,157.

Annex II

Principal Amount:

The “Principal Amount” of the Notes shall mean the Initial Principal Amount of Notes, as such Initial Principal Amount may be increased (as a result of accruals or otherwise) or decreased (as a result of repayments) from time to time in accordance with the terms herein.

Gross Proceeds:	Subject to the satisfaction of the conditions precedent to be contained in the definitive documentation, the aggregate gross proceeds to the Company in respect of the Notes will be $100,000,000.
Stated Maturity Date:	The Notes will mature on December 31, 2010, and the Exchange Notes will mature on December 31, 2011.
Interest Rate:

For so long as the First Priority Lien Notes are outstanding, the Notes will accrue PIK interest at a rate of 14% per annum accruing daily and compounding quarterly on the Principal Amount and, after the First Priority Lien Notes are repaid in full, cash interest shall accrue at 14% per annum on the then (i.e., PIK increased) Principal Amount of the Notes and be payable quarterly in cash. All such PIK interest shall become part of the Principal Amount and shall be due and payable at the time the Principal Amount becomes due and payable.

In each case above, if at any time an event of default has occurred and is continuing, the then Principal Amount of the Notes will thereafter accrue interest at a rate per annum equal to the sum of 2% plus the interest rate then otherwise in effect, calculated on a daily basis.

Mandatory Repayment Provisions:

•   After the date on which the First Priority Lien Notes are paid in full, upon any Asset Sale, the Notes will be subject to mandatory repayment, in whole or from time-to-time in part, from the Net Proceeds from any such Asset Sale, at par plus (A) any accrued and unpaid interest to the date of redemption, and (B) a make-whole payment amount based upon the present values of PIK interest and cash interest accruals and payments on the Notes to the Stated Maturity Date (each, the “Applicable Repayment Price”).

•   The present values will be calculated by discounting the amount of each payment of cash or PIK interest from the date that each such payment would have been payable, but for the repayment, to the repayment date at a discount rate equal to applicable U.S. Treasury rate, plus 50 basis points.

Annex II

Exchange of Preferred Stock for Exchange Notes:

At the closing of the Exchange Notes, each Electing Preferred Stock Holder will have the option to either (i) retain its shares of the Senior Preferred Stock, or (ii) exchange its shares of Senior Preferred Stock for the Exchange Notes, in the form of and with terms substantially identical to the Notes, except that the Exchange Notes (A) shall be in an aggregate principal amount equal to 120% of the then existing Liquidation Preference of any such shares of Senior Preferred Stock exchanged, (B) shall retain the same conversion features and price as the Senior Preferred Stock as of the date of the issuance of the Exchange Notes, (C) shall be subordinated in right of payment only to the First Priority Lien Notes and the Notes, and upon repayment in full of the First Priority Lien Notes and the Notes, shall be senior obligations and will not be subordinated to any other indebtedness or obligations of the Company and (D) shall have a third priority lien over the same collateral as that held by the holders of the First Priority Lien Notes and the Notes (subject only to the liens in favor of the First Priority Lien Notes and the Notes). The Exchange Notes will accrue PIK interest at a per annum interest rate equal to the effective dividend rate on the Senior Preferred Stock, accruing daily and compounding quarterly on the principal amount and, after the Notes are repaid in full, the Company will have an option of paying interest quarterly in cash instead of PIK interest. All such PIK interest shall become part of the principal amount and shall be due and payable at the time the principal amount becomes due and payable. If at any time an event of default has occurred and is continuing, the then principal amount of the Exchange Notes will thereafter accrue interest at a rate per annum equal to the sum of 2% plus the interest rate then otherwise in effect, calculated on a daily basis.

The holders of the Senior Preferred Stock who do not consent to the amendment contemplated below and therefore are not Electing Preferred Stock Holders, will instead retain their shares of Senior Preferred Stock.

Commitment Fee; Structuring Fee:

The Company shall pay Avenue Capital and Sola an irrevocable and non-refundable Commitment Fee on the closing date of the Notes (the “Closing Date”) equal to $2,500,000 in accordance with their pro rata shares of the Notes.

In addition, the Company shall pay Avenue Capital and Sola a Structuring Fee on the Closing Date equal to $5,000,000 in accordance with their pro rata shares of the Notes.

Break-Up Fee:	In the event of any termination of the Commitment Letter by

Annex II

the Parent or the Company, the Company shall promptly pay Avenue Capital and Sola a Break-Up Fee of $7,500,000 in accordance with their pro rata shares of commitments thereunder at the time of such termination.

Ranking:

Notes—Senior-Subordinated. For so long as the First Priority Lien Notes are outstanding, the Notes will only be subordinated in right of payment to the First Priority Lien Notes. Upon repayment in full of the First Priority Lien Notes, the Notes will be senior obligations and will not be subordinated to any other indebtedness or obligations of the Company.

Exchange Notes—Subordinated. For so long as any of the First Priority Lien Notes or the Notes are outstanding, the Exchange Notes will only be subordinated in right of payment to the First Priority Lien Notes and the Notes. Upon repayment in full of the First Priority Lien Notes, the Exchange Notes will only be subordinated in right of payment to the Notes. Upon repayment in full of the Notes, the Exchange Notes will be senior obligations and will not be subordinated to any other indebtedness or obligations of the Company.

Collateral and Guarantees:

Notes. The holders of the Notes (the “Noteholders”) shall have a second priority lien over the same collateral as that held by the First Priority Lien Noteholders. Such second priority lien shall be second in priority only to the lien under the First Priority Lien Documents for so long as such lien shall exist and otherwise shall be on substantially the same terms as those set forth in the First Priority Lien Documents. In the event the obligations secured by the first priority lien under the First Priority Lien Documents are repaid in full or otherwise terminate, the Notes shall automatically become secured by a first priority lien, on substantially the same terms as those set forth in the First Priority Lien Documents.

The Notes shall be guaranteed on substantially the same terms as those set forth in the First Priority Lien Documents and such guarantees and the security interests granted by guarantors in support of such guarantees shall be subordinated only to the First Priority Lien Notes for so long as such notes are outstanding.

Exchange Notes. The holders of the Exchange Notes shall have a third priority lien over the same collateral as that held by the First Priority Lien Noteholders and the Noteholders. Such third priority lien shall be third in priority only to the liens under the First Priority Lien Documents and the definitive documents governing the issuance of the Notes (the “Note Documents”) for

Annex II

so long as such liens shall exist and otherwise shall be on substantially the same terms as those set forth in the First Priority Lien Documents. In the event the obligations secured by the first priority lien under the First Priority Lien Documents are repaid in full or otherwise terminate, the Exchange Notes shall automatically become secured by a second priority lien, on substantially the same terms as those set forth in the First Priority Lien Documents, and in the event the obligations secured by the lien under the Note Documents are repaid in full or otherwise terminate, the Exchange Notes shall automatically become secured by a first priority lien, on substantially the same terms as those set forth in the First Priority Lien Documents.

The Exchange Notes shall be guaranteed on substantially the same terms as those set forth in the First Priority Lien Documents and such guarantees and the security interests granted by guarantors in support of such guarantees shall be subordinated only to the First Priority Lien Notes and the Notes for so long as such notes, as applicable, are outstanding.

For purposes hereof:

•  “First Priority Lien Documents” means the Purchase Agreement, dated as of July 17, 2006, by and among the Company, the guarantors named therein and the purchasers named therein, as amended by the first amendment thereto, dated as of March 12, 2008 (the “First Priority Lien Purchase Agreement”), together with the related security and other agreements entered into in connection therewith.

•  “First Priority Lien Noteholders” means the holders of the notes (the “First Priority Lien Notes”) issued under the First Priority Lien Documents.

No Refinancing of First Priority Lien Notes:

The Company shall not be permitted to refinance, substitute for, or extend the terms of, or otherwise amend or modify the terms of, the First Priority Lien Notes, without the prior written consent of the Required Holders of the Notes. All repayments with respect to the First Priority Lien Notes shall permanently reduce the amount of First Priority Lien Notes outstanding and no additional First Priority Lien Notes may be issued without the prior written consent of the Required Holders of the Notes.

Asset Sales:

After the date on which the First Priority Lien Notes are paid in full, Net Proceeds from Asset Sales must be applied to repay the Notes at the Applicable Repayment Price specified above. After the Notes are paid in full, Net Proceeds from Asset Sales must be

Annex II

applied to repay the Exchange Notes, at the then principal amount of the Exchange Notes plus any accrued and unpaid interest to the date of redemption; provided that in connection with any Asset Sale related to or subsequent to the date on which the Notes have been paid in full, to the extent the Company’s cash and Cash Equivalent balance as such date of payment (after giving effect to such payment) is less than $15 million (such shortfall, the “Cash Deficiency”), the Company shall be permitted to retain all or a portion of the net proceeds from such contemporaneous or future Asset Sale in an aggregate amount equal to such Cash Deficiency.

Covenants Generally:

The purchase agreements for the Notes and the Exchange Notes shall contain covenants that are substantially the same as those in the First Priority Lien Documents except that the purchase agreement for the Notes shall contain the following additional covenants:

•  The Company shall be required to receive, or have entered into a definitive and binding agreement to receive, Net Proceeds from Asset Sales, of at least $350 million during the period beginning on the Closing Date until March 31, 2009, all of which shall be used by the Company to make a mandatory redemption of the First Priority Lien Notes (provided that such amount shall include the $150 million of Net Proceeds from Asset Sales for which the Company has already entered into definitive and binding agreements, to the extent that the sales provided for in such agreements are consummated for the agreed upon sale price prior to March 31, 2009), and the Asset Sales contemplated by such definitive and binding agreements shall be consummated by no later than 6 months from the date of execution of such respective definitive and binding agreements unless (i) such delay is caused solely by governmental agencies required to issue regulatory approvals necessary for the consummation of such agreements and (ii) the Company has taken all commercially best efforts to obtain such approvals. To the extent any of the foregoing is not satisfied by the dates specified above, the Parent shall issue to the Noteholders in accordance with their pro rata shares of the Notes an additional 10,000,000 Warrants having the same terms as the Warrants described below.

•  The Company shall not be required to maintain a Spectrum Account and Company Investments (as defined in the First Priority Lien Purchase Agreement) shall be restricted to “Permitted Investments” (definition to be set forth in the respective definitive purchase agreements).

Annex II

•   In addition to indebtedness currently permitted pursuant to the First Priority Lien Purchase Agreement, the only additional indebtedness the Parent and its subsidiaries shall be permitted to incur shall be indebtedness of the Company of up to $25,000,000 pursuant to a working capital line of credit secured (if at all) solely by accounts receivable and inventory of the Company, which shall be negotiated and approved by the Parent’s Chief Operating Officer and Chief Administrative Officer, and shall be on customary and commercially reasonable terms reasonably acceptable to the Noteholders.

•   Prior to the Closing Date, the Board of Directors shall have passed a resolution (the “Asset Management Resolution”) authorizing the retention of Lazard Freres & Co. and AlixPartners to work, under the direction of the Governance Committee, with the Interim and/or Permanent Chief Operating Officer and Chief Administrative Officer and the management of each of the Company and its applicable subsidiaries to meet the requirements set forth in the Closing Date Budget with respect to TTL/IP Wireless, Pico Micro/Go Networks, Global Services, WiMax Group, and the Semiconductor businesses (collectively, the “Named Businesses”), namely that within the timetables contemplated by the Closing Date Budget, each of such businesses shall no longer require cash or any other type of support from or be a liability to, the Company, in any form (the “Named Business Condition”). Any disposition or liquidation of any of the Named Businesses will remain subject to the direction, review and approval by the Governance Committee, as delegatee of the Board of Directors.

•   At least two (2) business days prior to the Closing Date and least three (3) weeks prior to the beginning of each subsequent fiscal quarter, the Company must deliver to the Noteholders, a detailed budget forecast of the Parent and its subsidiaries on a consolidated basis for the six (6) consecutive month period commencing on the first day of such fiscal quarter (or the fourth quarter of 2008 for the first such budget), each such detailed budget forecast consistent with the Closing Date Budget and in a form reasonably satisfactory to Avenue Capital Group (each a “Six-Month Budget”), and with respect to each such six-month period, shall provide the Noteholders a monthly report, as of the end of each month and within two (2) business days of each month-end, indicating its actual cash balance as compared to the applicable month-end amount for such Closing Date or Six-Month Budget, as applicable, and verifying that (i) its actual cash balance has not deviated in a negative amount from the related Closing Date or Six-Month Budget, as applicable, by more than 10% for such date (the “Budget Condition”) and (ii) the Company has maintained at all times a minimum cash balance of at least $20 million (the “Minimum Balance Condition”). Failure by the Company to satisfy (A) the Minimum Balance Condition shall be an immediate event of default under the Notes and the First Lien Notes, (B) the Budget Condition as of any month-end shall result in the First Priority Lien Notes and the Notes accruing interest at a default rate, (C) the Budget Condition (on a aggregate basis) for two consecutive month-ends shall be an event of default under the Notes and the First Lien Notes; provided, however, notwithstanding the foregoing, if the Named Business Condition is satisfied as of such month-end, the default rate shall continue to accrue but it shall not be an event of default under either the Notes or the First Lien Notes until such Budget Condition (on an aggregate basis) continues not to be satisfied for three consecutive month-ends, and (D) any part of the Named Business Condition as of month-end for two consecutive months (that is, two consecutive monthly reports shall indicate that the Company continues to provide cash or any other type of support for or to be a liable with respect to, any of the Named Businesses for which the Closing Date Budget or Six-Month Budget, as applicable, had indicated that such Named Businesses would no longer require any such resources), shall be an event of default under the Notes and the First Lien Notes. Notwithstanding the foregoing, the Company may exercise its right to cure any of the described breaches only once in any 360-day period. The affirmative vote of at least 75% of the Notes will be necessary to waive any such default or to amend or modify such covenant.

Representations and Warranties:	The purchase agreements for the Notes and the Exchange Notes shall contain representations and warranties that are substantially the same as those in the First Priority Lien Documents.

Annex II

     month-end, indicating its actual cash balance as compared to the applicable month-end amount for such Closing Date or Six-Month Budget, as applicable, and verifying that (i) its actual cash balance has not deviated in a negative amount from the related Closing Date or Six-Month Budget, as applicable, by more than 10% for such date (the “Budget Condition”) and (ii) the Company has maintained at all times a minimum cash balance of at least $20 million (the “Minimum Balance Condition”). Failure by the Company to satisfy (A) the Minimum Balance Condition shall be an immediate event of default under the Notes and the First Lien Notes, (B) the Budget Condition as of any month-end shall result in the First Priority Lien Notes and the Notes accruing interest at a default rate, (C) the Budget Condition (on a aggregate basis) for two consecutive month-ends shall be an event of default under the Notes and the First Lien Notes; provided, however, notwithstanding the foregoing, if the Named Business Condition is satisfied as of such month-end, the default rate shall continue to accrue but it shall not be an event of default under either the Notes or the First Lien Notes until such Budget Condition (on an aggregate basis) continues not to be satisfied for three consecutive month-ends, and (D) any part of the Named Business Condition as of month-end for two consecutive months (that is, two consecutive monthly reports shall indicate that the Company continues to provide cash or any other type of support for or to be a liable with respect to, any of the Named Businesses for which the Closing Date Budget or Six-Month Budget, as applicable, had indicated that such Named Businesses would no longer require any such resources), shall be an event of default under the Notes and the First Lien Notes. Notwithstanding the foregoing, the Company may exercise its right to cure any of the described breaches only once in any 360-day period. The affirmative vote of at least 75% of the Notes will be necessary to waive any such default or to amend or modify such covenant.

Representations and Warranties:	The purchase agreements for the Notes and the Exchange Notes shall contain representations and warranties that are substantially the same as those in the First Priority Lien Documents.

Annex II

Offer to Repurchase Upon a Change of Control:

The events constituting a Change of Control shall be substantially the same as those set forth in the First Priority Lien Documents; provided, however, that the terms and amount of any related Change of Control Offer, Change of Control Payment or analogous provisions shall be consistent with redemption and repayment provisions for the Notes and Exchange Notes, including without limitation the Applicable Repayment Price and the provisions under “Asset Sales” as set forth in this Term Sheet.

Events of Default:	The terms shall be substantially the same as those in the First Priority Lien Documents.

Warrants:

On the Closing Date, the Parent shall issue to the Noteholders in accordance with their pro rata shares of the Notes penny warrants providing for the issuance of 40 million shares of Parent common stock (the “Warrants”). Such Warrants shall be in substantially the same form as those previously issued to the First Priority Lien Noteholders, provided that the Warrants shall provide that Warrantholders will have a pre-emptive right, up to an amount of their pro rata ownership interest, to acquire shares of common stock, preferred stock or any other equity or equity linked or index security issued by the Parent other than pursuant to a qualified public offering. The Warrants will also have a 9.9% savings clause for any holder that requests such a limitation. The common stock underlying the Warrants will have the benefit of registration rights pursuant to a Registration Rights Agreement.

Use of Proceeds:	The proceeds from the Notes shall be used solely for the ordinary course operations of the business and shall not be used for any other purpose, including any acquisition of any assets or business.

Definitive Agreements:

The definitive agreements will include the following:

•   Senior Secured Second Lien Note Purchase Agreement

•  Exchange Note Purchase Agreement

•   Security Agreements

•   Intercreditor Agreement

•   Warrant Agreement

•  Registration Rights Agreement

Annex II

•   Parent Guarantees

•   Subsidiary Guarantees

•   Collateral Agency Agreements

Except as otherwise specified in the Commitment Letter or this Term Sheet, the definitive agreements shall be on terms substantially the same as those in the First Priority Lien Documents.

Intercreditor Agreement/Consents:

The issuance of the Notes has been approved as part of the first amendment to the First Priority Lien Purchase Agreement. However, consent of the First Priority Lien Notes is required for the issuance of the Exchange Notes, and other related matters in connection with the transactions contemplated above.

Assignments/Participations:	Same as the terms set forth in the First Priority Lien Purchase Agreement.
Governing Law and Forum:	New York

Annex II

ANNEX II

CONDITIONS TO CLOSING

The Avenue Capital Funds’ commitment and the Sola Funds’ commitment under the Commitment Letter with respect to the Second Lien Notes and the funding of the Second Lien Notes are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below. All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

1.          All of the conditions set forth under “Issue Amount” in the Term Sheet shall have been satisfied no later than two (2) Business Days prior to the Closing Date.

2.          All Notes Documentation shall be in form and substance satisfactory to Avenue Capital and Sola, and Avenue Capital and Sola shall have received duly executed counterparts of the Notes Documentation. Immediately following the consummation of the Financing, none of the Parent or any of its subsidiaries will have any indebtedness or preferred stock other than as set forth in the Commitment Letter.

3.          Avenue Capital shall have reviewed, and be reasonably satisfied with, the ownership, corporate, legal, tax, management and capital structure of the Parent and its subsidiaries (after giving effect to the Financing) including, without limitation, (i) the appointment of Michael Murphy, a Managing Director of AlixPartners, or such other person as shall be identified by Avenue Capital and as shall be reasonably satisfactory to the Governance Committee (as defined below), as the new interim Chief Operating Officer and Chief Administrative Officer of the Parent (the announcement of which shall be made by the Parent simultaneously with the closing announcement), with day-to-day responsibilities to manage the business operations of the Parent, Company and their respective subsidiaries, including without limitation, responsibility for monitoring compliance with, and oversight of business activities in accordance with the Closing Date Budget and any applicable Six-Month Budget and the Asset Management Resolution (each as defined in the Term Sheet) as well as participation in overall strategic direction and decision making, in consultation with and reporting solely to the entire Board of Directors of the Parent (the “Board”) and to the Governance Committee on at least a bi-weekly basis, and shall keep the executive management of Parent informed of current status and planned activities on a routine basis and (ii) the formation of a Governance Committee of the Board (the “Governance Committee”), consisting of William Webster, Jack Rosen, Douglas Manchester and Rob Symington (and in the event that any Governance Committee member shall resign, he shall be replaced with an independent director reasonably acceptable to Avenue Capital), and the Governance Committee shall initiate a search for one or more persons to fill the roles set forth in clause (i) above, each with day-to-day responsibilities and reporting duties as described in such clause and each such individual so appointed shall be reasonably acceptable to Avenue Capital.

4.          Avenue Capital shall have reviewed, and be reasonably satisfied with, the documentation governing the First Lien Notes and the Senior Preferred Stock (as modified by amendments to permit the issuance of the Second Lien Notes and the Exchange Notes and the performance of the Company’s obligations thereunder) and any other agreements or documents, and any indemnities and other arrangements, entered into in connection with the Financing.

1

Annex II

5.          Each of Avenue Capital Group, Sola Group, Allen Salmasi (through Navation Inc. or otherwise) and Douglas Manchester (through Manchester Financial Group, L.P. or otherwise) shall be Electing Preferred Stock Holders (as defined in and contemplated by the Term Sheet).

6.          The Warrants, as defined in and contemplated by the Term Sheet, shall have been issued.

7.          The Parent and Avenue Capital shall enter into an agreement granting to Avenue Capital the right, in consultation with the Governance Committee, to nominate a director to the Board as soon as the Board has a vacancy and any individual selected to fill such vacancy shall be reasonably acceptable to the Governance Committee and Avenue Capital.

8.          The Parent and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations. All governmental, shareholder and third party approvals necessary or advisable in connection with the Financing and the other transactions contemplated by the Commitment Letter (including, without limitation, stock exchange approvals) and the continuing operations of the business of the Parent and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing and the other transactions contemplated by the Commitment Letter and no law or regulation shall be applicable which could reasonably be expected to have such effect.

9.          Avenue Capital Group and Sola Group shall have received all opinions (including, without limitation, legal, fairness and solvency opinions), certificates (including, without limitation, solvency certificates), resolutions, corporate and public records, insurance certificates (and related endorsements), such documentation as may be necessary to create a perfected, second priority lien and a perfected, third priority lien in the collateral described under “Collateral and Guarantees” in the Term Sheet, subject to customary permitted liens to be agreed upon and any other closing documentation as Avenue Capital Group and/or Sola Group shall reasonably request, all of the foregoing in form and substance reasonably satisfactory to Avenue Capital Group and Sola Group.

10.        The Parent and the Company shall have provided the documentation and other information to the Avenue Capital Funds and the Sola Funds that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations.

11.        The Collateral Agent under the Second Lien Notes shall have a perfected, second priority lien on and security interest in all assets as required in the Term Sheet under the heading “Collateral and Guarantees.” The Collateral Agent under the Exchange Notes shall have a perfected, third priority lien on and security interest in all assets as required in the Term Sheet under the heading “Collateral and Guarantees.”

12.        All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to Avenue Capital, the Avenue Capital Funds, Sola, the Sola Funds, the Collateral Agent under the Second Lien Notes and the Collateral Agent under the Exchange Notes shall have been paid to the extent due.

2